Exhibit 10.1

TRANSITION SERVICES AGREEMENT
dated as of [•], 2023
by and
between
BorgWarner Inc.
and
PHINIA Inc.

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (the “Agreement”) is made as of [●] (the “Effective Date”) by and between BorgWarner Inc., a Delaware corporation (“Parent”), and PHINIA Inc., a Delaware corporation (“SpinCo”) (each a “Party” to this Agreement, and together the “Parties”).
WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated [●] (the “Separation Agreement”), which governs the principal transactions required to effect the spin-off of the SpinCo Business (as defined in the Separation and Distribution Agreement) into PHINIA Inc., and provides for certain other agreements that will govern certain matters relating to such spin-off and the relationship of BorgWarner Inc., PHINIA Inc. and their respective subsidiaries following such spin-off.
WHEREAS, in connection with the transaction contemplated by the Separation Agreement, each Party desires that the other Party provide or cause certain of its Affiliates to provide, it and its Affiliates with certain transition services on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    For the purpose of this Agreement, the terms listed in this Article I, when used in their capitalized form in this Agreement, shall have the meaning set forth below. Unless expressly provided otherwise herein, all capitalized terms not specifically defined in this Agreement have the meaning ascribed to them in the Separation Agreement.
Section 1.02    In this Agreement:
“Confidential Information” means all information of a confidential nature disclosed (by whatever means, directly or indirectly) by, or on behalf of, either Party to the other Party, whether before, on or after the Effective Date, including the terms of this Agreement, any information relating to Intellectual Property rights, products, software, operations, processes, technical methods, plans, documentation, market opportunities or business affairs (including all information of a financial nature) of the Disclosing Party, as well as any information relating to the Services, the Service Provider Materials and the Service Recipient Materials;
“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that, from and after the Distribution Date, (i) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the

Parent Group and (ii) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group;
“Dependencies” has the meaning specified in Section 4.02;
“Disclosing Party” has the meaning specified in Section 10.01;
“Dispute” has the meaning specified in Section 11.09(b);
“Dispute Notice” has the meaning specified in Section 11.09(b);
“Due Date” has the meaning specified in Section 3.06;
“Effective Date” has the meaning specified in Section 8.01;
“Excluded Services” has the meaning specified in Section 2.03;
“Extended Service Term” has the meaning specified in Section 8.03;
“Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of a Party; provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence; and (ii) such event may not be avoided by the use of reasonable precautions, it being specified that the Force Majeure Events shall also comprise labor strikes of any nature and pandemic and epidemic diseases as well as any internet suspension, revolutions, riots and curfews;
“Forward Services” means the services to be provided by Parent and its Affiliates to SpinCo and its Affiliates;
“Indemnified Person” has the meaning specified in Section 7.03;
“Indemnifying Person” has the meaning specified in Section 7.03;
“Intellectual Property” means, collectively, (i) patents, patent applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof; (ii) all marks, names, trade dress, whether registered or unregistered, and all issuances, extensions, and renewals thereof, together with the goodwill of the business connected with the use of, and symbolized by the foregoing; (iii) copyright registrations and applications for registration, and all issuances, extensions, and renewals thereof, including any unregistered copyrights in and to all works based upon, derived from, or incorporating such copyrights; (iv) trade secrets and proprietary confidential information; (v) domain names; and (vi) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages;
“IT Separation Costs” has the meaning specified in Section 3.05;

“Law” means any law, ordinance, regulation, statute, code or other rule enacted or promulgated by any governmental authority, including any governmental order;
“Negotiation Period” has the meaning specified in Section 11.09(b);
“Non-Compliance” has the meaning specified in Section 7.04;
“Operational Change” has the meaning specified in Section 2.04;
“Party” and “Parties” has the meaning specified in the recitals;
“Permitted User” has the meaning specified in Section 10.02;
“Receiving Party” has the meaning specified in Section 10.01;
“Reverse Services” means the services to be provided by SpinCo and its Affiliates to Parent and its Affiliates;
“Sales Tax” has the meaning specified in Section 3.08;
“Security Policy” has the meaning specified in Section 9.01;
“Separation Agreement” has the meaning specified in the recitals;
“Services” means the Forward Services and the Reverse Services to be performed under this Agreement, as applicable, as set out in the Service Sheets in Appendix 1 and Appendix 2;
“Service Charges” means the cost for the Services as detailed in the Service Sheets plus five percent (5%) of such detailed cost;
“Service Level” has the meaning specified in Section 2.06;
“Service Provider” means (i) Parent, including its Affiliates, with respect to the Forward Services and (ii) SpinCo, including its Affiliates, with respect to the Reverse Services;
“Service Provider Materials” means all materials that are owned or licensable by the Service Provider and provided in connection with the provision of Services;
“Service Recipient” means (i) Parent, including its Affiliates, with respect to the Reverse Services and (ii) SpinCo, including its Affiliates, with respect to the Forward Services;
“Service Recipient Materials” means materials owned or licensable by the Service Recipient and provided in connection with the receipt of Services;
“Services Representative” has the meaning specified in Section 6.01;
“Service Sheets” has the meaning specified in Section 2.01;
“Service Term” has the meaning specified in Section 8.02;
“SpinCo” has the meaning specified in the recitals;

“Systems” means information technology or communications systems, including networks and interfaces;
“Term” has the meaning specified in Section 8.01;
“Third Party” means, in respect of a Party, any other entitiy who is not an Affiliate of that Party;
“Third Party Consents” has the meaning specified in Section 2.05;
“Third Party Supplier” has the meaning specified in Section 2.05; and
“Transaction” has the meaning specified in the recitals.
Section 1.03    In this Agreement:
(a)    (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “USD” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;
(b)    the table of contents, articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Annexes” and “Appendices” are intended to refer to Articles and Sections of this Agreement and Appendixes and Appendices to this Agreement. Appendices and Annexes shall form part of this Agreement and any reference to this Agreement shall include the Appendices and Annexes, unless reference is specifically made to an Appendix or Annex or the front-end of this Agreement, respectively; and
(c)    in case of conflicts, the front-end of this Agreement shall prevail over its Appendices and Annexes, unless otherwise stipulated in the front-end of this Agreement.
ARTICLE II
PROVISION OF SERVICES
Section 2.01    On the terms and subject to the conditions herein, (a) Parent agrees to provide, or to cause one or more of its [Affiliates] to provide, to SpinCo (or its Affiliates) the Forward Services specified in Appendix 1 and (b) SpinCo agrees to provide, or to cause one or more of its Affiliates to provide, to Parent (or to its Affiliates) the Reverse Services specified in Appendix 2 (Appendix 1 and Appendix 2, collectively, the “Service Sheets”). Each Party, as

Service Recipient, shall use the Services received by it solely in connection with the operation and conduct of the Parent Business or the SpinCo Business (as applicable) and shall ensure that the Services are not otherwise made available to any Third Party (except where the Service provided constitutes Third Party interaction), or used for any other purpose unless mutually agreed upon by the Parties in writing.
Section 2.02    During the period commencing on the Effective Date and ending three (3) months after the Effective Date, the Service Recipient may identify and request the Service Provider to provide additional transitional services, which are not set out in the Service Sheets, that: (a) were used and are reasonably necessary for the operation of the Parent Business or the SpinCo Business, as applicable; (b) were provided to or by (as applicable) Parent or its Affiliates before the Effective Date; and (c) are not Excluded Services (clauses (a) through (c) together, the “Omitted Services”). If the Service Provider is reasonably capable of providing any such Omitted Services requested by the Service Recipient, the Service Provider shall consider in good faith such request and the provision of such Omitted Services. The Service Provider shall have sole discretion in considering such request and if the Service Provider agrees to provide any such Omitted Services requested by the Service Recipient, each of the Parties shall use its commercially reasonable efforts to negotiate in good faith and execute, as appropriate, a new Service Sheet or an amendment to an existing Service Sheet, in either case with respect to such Omitted Services and addressing, among other things, the scope, start date, duration, and charges in respect thereof. Upon execution of such new or amended Service Sheet, the Service Provider shall provide the agreed-upon Omitted Services described in such new or amended Service Sheet, and such Omitted Services shall become a Service under this Agreement.
Section 2.03    Notwithstanding anything in this Agreement to the contrary, the Service Provider shall not be obligated to provide any services that are not contemplated in the Service Sheets (subject to Section 2.02), including the services listed in Appendix 3 (the “Excluded Services”) or any Service if the provision of such Service would, in its sole reasonable discretion: (a) violate, breach or otherwise result in a non-compliance with any applicable Law or with any of the Service Provider’s internal policy requirements which are established generally by the Service Provider; (b) require a third party consent that has not been obtained; or (c) violate, conflict with, result in the loss of any benefit under or increase the costs under any existing contract or agreement with a third party.
Section 2.04    The Service Provider may from time to time unilaterally and subject to the Service Level: (a) change operational aspects of the Services or the way in which they are provided, or substitute such Services with equivalent services; or (b) substitute, change, update or enhance the Systems or materials used to provide the Services, (in each case under (a) and (b), an “Operational Change”); provided that, prior to making any Operational Change, the Service Provider shall: (x) ensure that the Service Recipient is given reasonable advance notice of the planned Operational Change, except in case of an emergency or where the Service Recipient will not be materially affected by the Operational Change; (y) ensure that the Service Recipient’s business is not disrupted to a material extent as a result of the Operational Change; and (z) using commercially reasonable efforts, ensure that the Operational Change will not result in a substantial increase to the Service Charges, unless the Operational Change is made pursuant to a change request as mutually agreed upon between the Parties.

Section 2.05    The Service Provider may, directly or through one or more Affiliates, unilaterally decide to involve or replace Affiliates or Third Parties as sub-contractors or otherwise as suppliers of goods, licenses or services for the provision of all or any part of the Services hereunder (such Third Party, each a “Third Party Supplier”). The Service Recipient shall at all times comply with all obligations, including use restrictions and non-disclosure provisions, in any agreements between the Service Provider and a Third Party Supplier. The Parties acknowledge that the Service Provider may require the consent of a Third Party Supplier to be able to provide certain Services to the Service Recipient and the Service Recipient may require such consent of the Third Party Supplier to receive certain Services (“Third Party Consents”). To the extent not yet obtained at the Effective Date, the Service Provider shall endeavor to obtain such Third Party Consents and shall not be obliged to provide the relevant Services as long as any Third Party Consent for such Service has not been granted. To the extent that Third Party Consents are refused, only granted subject to conditions (including the condition of additional payments), revoked, terminated or expires during a relevant Service Term, the Parties shall use their best efforts to identify, agree and implement the commercially most favorable solution (in the aggregate) by which provision of the Services can be enabled, either by fulfilling the relevant condition or by implementing a work-around at the Service Recipient’s sole expense.
Section 2.06    Subject to Section 2.04, Section 2.05, Section 7.05 and Section 7.06, the Service Provider shall perform the Services in the scope and volumes, in the way and manner and with the quality and performance levels similar to the respective Services were provided by the Service Provider to the Service Recipient immediately prior to the Distribution Date, unless otherwise specified in the Service Sheet with respect to such Service (the “Service Level” for such Service).
Section 2.07    The Parties acknowledge that neither Party is a professional services provider with regard to the Services contemplated under this Agreement, and therefore should not expect the other Party to perform its obligations hereunder in the same manner and pursuant to the same standards as those applicable in the relevant industries practices.
ARTICLE III
SERVICE CHARGES
Section 3.01    In consideration of the Services provided by the Service Provider to the Service Recipient, the Service Recipient shall pay to the Service Provider the Service Charges set forth on the Service Sheets.
Section 3.02    Service Charges are subject to increase to account for increases in labor and other costs, with thirty (30) calendar days’ notice to the Service Recipient.
Section 3.03    Service Recipient shall bear any and all costs, expenses and other fees (excluding recoverable Sales Tax) that are invoiced to the Service Provider by any Third Party Supplier, to the extent such costs, expenses and other fees relate to Services provided by the Service Provider hereunder (the “Third Party Supplier Pass Through Costs”). If any Third Party Supplier Pass Through Costs increase or decrease at any time during the Term, the Service

Provider shall, by written notice to the Service Recipient, increase or decrease (as applicable) the Service Charges to appropriately reflect such increase or decrease.
Section 3.04    At the end of each calendar month, the Service Provider shall invoice the (a) Service Charges, (b) Third Party Supplier Pass Through Costs, (c) any reasonable expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Service Provider’s or its Affiliates’ personnel in connection with performing the Services and any reasonable other out-of-pocket, third party costs for assets or services procured to provide the Services to be made by the Service Recipient under this Agreement in USD to the Service Recipient for that month (provided that any such travel and out-of-pocket costs described in this Section 3.04(c) exceeding $20,000 in the aggregate in any one-month period shall be subject to the Service Recipient’s prior approval), and (d) applicable Sales Taxes (if any).
Section 3.05    Responsibility for the IT-related deliverables and corresponding specific, one-time costs in conjunction with the separation of SpinCo operations and the Parties’ exit from the Services (the “IT Separation Costs”) shall be set forth on Appendix 4. The Service Charges do not reflect the IT Separation Costs or any other one-time expenses or other payments (including contract or license transfer fees and termination fees) that will incur as a result of the exit of any Services by the Service Recipient. For such one-time expenses and other payments, including any IT Separation Costs borne by Service Provider but for which Service Recipient shall be responsible as set forth on Appendix 4, the Service Provider shall invoice the Service Recipient at the time of occurrence. Notwithstanding the foregoing, the Service Recipient shall not be responsible for any employee termination or severance costs that will incur as a result of the exit of any Services.
Section 3.06    The Service Recipient shall pay the Service Charges invoiced by the Service Provider in USD within thirty (30) calendar days after the date of the invoice (the “Due Date”) to the Service Provider’s bank account as notified to the Service Recipient from time to time. Any payment under this Section 3.06 shall be made in immediately available funds by electronic transfer on or prior to the Due Date.
Section 3.07    If the Service Recipient fails to pay all or part of any invoice on or before the Due Date, then without prejudice to its other rights and remedies, among which is the right to suspend in whole or in part the Services, the Service Provider may charge interest on such unpaid amount at a rate of the lesser of ten percent (10%) per annum or the maximum rate allowed by applicable Law.
Section 3.08    All amounts payable under this Agreement by the Service Recipient shall be exclusive of any sales, use, value added or other similar tax (“Sales Tax”) (if any) which shall be paid by the Service Recipient at the rate and in the manner prescribed by the applicable Sales Tax laws in addition to and on the conditions of the relevant Service Charge. The Service Provider shall provide the Service Recipient with an invoice in accordance with applicable Sales Tax law; Section 3.11 shall remain unaffected. The Parties shall cooperate with each other in good faith in order to enable each Party to comply with the formal requirements imposed on such Party under applicable Sales Tax laws. Such cooperation includes, without limitation, that the

Parties provide each other with all available information that is reasonably required for the other Party to comply with any reporting obligations under applicable Sales Tax laws (for example, the filing of Sales Tax declarations and the request of Sales Tax refunds).
Section 3.09    All payments of Service Charges shall be made free and clear of any deduction or withholding of any kind (including taxes) other than any deduction or withholding required by applicable Laws. In case a payment of Service Charges under this Agreement is subject to any withholding or deduction prescribed by applicable Laws, then such amounts shall be borne by the Service Recipient, and any payment by the Service Recipient shall be grossed-up to ensure that the Service Provider receives the full Service Charge as specified in the Service Sheets without any deduction and withholding. Where a relief, waiver or reduction of the withholding tax is possible in accordance with Law, the Service Provider and the Service Recipient shall cooperate as far as reasonably practicable to achieve such tax exemption from the competent tax authorities. The Service Recipient shall provide the Service Provider with sufficient proof of the deduction or withholding made, in particular provide certificates or other documents in a manner as prescribed by Law. Section 3.11 shall remain unaffected by the provision of this Section 3.09.
Section 3.10    Any claims pursuant to Section 3.08 and Section 3.09 shall be time-barred upon expiration of a period of six (6) months after the respective assessment of the tax has become un-appealable and final or – if there has been no tax assessment insofar – the tax has been paid, but if and to the extent an assessment against the other Party is concerned, only at the earliest six (6) months after the former Party has notified the other Party in reasonable details about the existence of such claim.
Section 3.11    Invoices shall be sent, and payments shall be made, between the Parties, unless otherwise agreed in writing by the Parties.
ARTICLE IV
OBLIGATIONS OF THE SERVICE RECIPIENT
Section 4.01    The Service Recipient shall, at its own expense, actively cooperate with and support the Service Provider to facilitate the provision of the Services and the implementation of any Operational Changes.
Section 4.02    Without limiting any other obligations of Service Recipient set forth in this Agreement, the Service Recipient undertakes, and shall cause its Affiliates, to:
(a)    provide the Service Provider with any resources (in particular, materials and premises), personnel, information and data that the Service Provider reasonably deems necessary to allow it to perform the Services and all the tasks and responsibilities set out in the Agreement and the Appendices;
(b)    provide the Service Provider with access to its personnel, premises, materials and Systems to the extent required for the provision of Services;

(c)    make decisions as to matters, as reasonably requested by the Service Provider, in good time;
(d)    upgrade, enhance or otherwise modify any computer hardware, software or network environment used in connection with any Services provided by the Service Provider, at the Service Recipient’s expense, such that the computer hardware, software or network environment are reasonably necessary to allow Service Provider to provide the Services;
(e)    at its own expense, actively cooperate with and support the Service Provider to facilitate the provision of the Services and the implementation of any Operational Changes; and
(f)    comply with the Service Provider’s internal policy requirements which are established generally by the Service Provider (rather than directed towards the arrangements contemplated by this Agreement) as communicated to the Service Recipient from time to time (sections (a) through (f) together, the “Dependencies”).
ARTICLE V
INTELLECTUAL PROPERTY RIGHTS
Section 5.01    All Intellectual Property rights belonging to a Party on or prior to the Effective Date (whether developed by that Party or acquired by it from a third party) or developed or acquired by it independently from the performance of its obligations under this Agreement after the Effective Date shall remain vested in that Party. Any and all Intellectual Property rights developed in the course of the provision of the Services shall be solely owned by the Service Provider; provided that Intellectual Property rights resulting from a development that has been specifically commissioned and identified in writing and paid for by the Service Recipient shall be owned by the Service Recipient. Each Party grants to the other Party a non-exclusive, non-assignable, worldwide, royalty-free, non-transferable, and non-sublicensable (except to the Third Party Suppliers of the other Party acting as a Service Provider) license for the Term to use such Party’s Service Provider Materials and Service Recipient Materials (as applicable) solely as necessary for the other Party to use or provide the Services, as applicable, and to otherwise perform its obligations hereunder.
ARTICLE VI
GOVERNANCE
Section 6.01    During the Term, the Parties shall each appoint an individual (the “Services Representative”) who shall: (1) have the overall responsibility for managing and coordinating the provision and receipt of the Services; (2) be the primary contact for the other Party under this Agreement; (3) meet regularly with the other Party’s Services Representative; and (4) have the authority to make decisions with respect to actions to be taken with regard to the Services in the ordinary course of day-to-day management of this Agreement, it being understood that the exercise of contractual rights and the assumption of contractual obligations shall be reserved to duly authorized representative(s) of the respective Party and no act or omission by the Services Representative shall be deemed as exercise of rights or assumption of obligations.

Section 6.02    The Parties’ Services Representatives shall meet on a monthly basis, to generally review and discuss: (a) the provision of Services, including any anticipated Operational Changes and maintenance schedules; (b) performance objectives for applicable Services; (3) and Services Charges, expenses and payments under Section 3.05 and other payments that shall be due from the prior calendar month. If the Parties mutually agree, the Parties may offset the Service Charges and other payments due to the other, as specified in Section 3.04.
ARTICLE VII
NO WARRANTIES; LIMITATION OF LIABILITY
Section 7.01    NO WARRANTIES. THE SERVICE PROVIDER DOES NOT PROVIDE ANY GUARANTEE OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, A WARRANTY FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR FOR COMPLIANCE OF THE SERVICES WITH REGULATORY REQUIREMENTS.
Section 7.02    LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF, WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY AND WHETHER OR NOT THE PARTY WAS AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE SERVICE PROVIDER SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF ANY THIRD PARTY SUPPLIER TO MEET ITS OBLIGATIONS.
SUBJECT TO APPLICABLE LAW AND ANY RIGHTS AND REMEDIES PROVIDED UNDER THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT AND WITHOUT LIMITING THE FOREGOING, SERVICE PROVIDER’S SOLE LIABILITY, AND SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY, IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT SHALL BE RECOVERY OF ANY FEES PAID BY SERVICE RECIPIENT FOR THE SERVICES PROVIDED HEREUNDER, SUBJECT TO THE CAP STATED BELOW. WITHOUT LIMITING THE FOREGOING, IN NO CIRCUMSTANCES WILL SERVICE RECIPIENT BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER. EXCEPT TO THE EXTENT LIABILITY RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER OR ITS WILLFUL AND INTENTIONAL REFUSAL OR FAILURE TO PROVIDE THE SERVICES (EXCEPT WHERE SUCH WILLFUL AND INTENTIONAL FAILURE OR REFUSAL TO PROVIDE THE SERVICES IS OTHERWISE EXCUSED UNDER THIS AGREEMENT), IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SERVICE PROVIDER, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, MISREPRESENTATION, EQUITY OR OTHERWISE,

EXCEED FIFTY PERCENT (50%) OF THE AMOUNTS PAID BY SERVICE RECIPIENT TO SERVICE PROVIDER FOR THE SERVICES PROVIDED THAT ARE THE SUBJECT OF SUCH CLAIM DURING THE TWELVE (12) MONTHS PRECEDING THE DATE THAT SUCH CLAIM FIRST AROSE.
Section 7.03    Indemnification. Each Party (the “Indemnifying Person”) shall defend, indemnify and hold harmless the other Party and its Affiliates (the “Indemnified Persons”), against any and all losses owing to third parties with respect to third-party claims arising from or relating to (a) in the case of Service Provider as Indemnifying Person, any willful and intentional refusal or failure to provide the Services (except to the extent such refusal or failure to provide the Services is otherwise excused under this Agreement), or (b) the Indemnifying Person’s or its Affiliate’s willful misconduct, gross negligence or fraud. If the Indemnified Persons receives notice or knowledge of a claim as described in this Section 7.03, it shall promptly notify the Indemnifying Person in writing and give the Indemnifying Person all necessary information and assistance, and the exclusive authority to evaluate and settle such claim; provided, however, the Indemnifying Person may not settle such claim in a manner that would have a material adverse impact on the business of the Indemnified Persons without receiving the Indemnified Persons’ prior written consent.
Section 7.04    Non-Compliance. In the event that the Service Provider fails to perform any of its obligations under this Agreement (“Non-Compliance”), the Service Provider shall, without undue delay after receipt of a notice from the Service Recipient, use commercially reasonable efforts to discontinue the Non-Compliance or to remedy the Non-Compliance; provided that the Service Provider has not been excused pursuant to Section 7.05. The remedies provided in relation to Non-Compliance shall be exclusive and the Service Recipient shall not be entitled to claim for any further remedies relating to any Non-Compliance. Any claims for failure or delay by the Service Provider under or in connection with this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, post-performance or claims for reimbursement of expenses incurred as a result of a substitute performance, claims due to a disruption of the contractual basis, claims under pre-contractual fault, and/or the right to reduce the Services Fees or to terminate or rescind this Agreement. The right to terminate pursuant to Article VIII and/or to claim, subject to Article VII, damages for breach of contract shall, remain unaffected.
Section 7.05    Excused Obligations.
(a)    Any failure or delay by the Service Provider to perform an obligation under this Agreement as a consequence of the following shall release the Service Provider from the affected obligation and the Service Provider shall have no liability whatsoever for the failure or delay by the Service Provider to perform such obligation: (i) any failure of the Service Recipient to satisfy a Dependency or to perform any other obligation under this Agreement; (ii) the Service Recipient or a Third Party Supplier of the Service Provider having obstructed, hampered, impeded or otherwise adversely affected (whether by act or omission) the performance of the Services; or (iii) any matter constituting a Force Majeure Event.

(b)    If performance is excused under Section 7.05(a), then the Service Provider shall: (i) notify the Service Recipient of its failure to satisfy the Dependency, or other act or omission, and all events or circumstances causing or contributing to the failure or mal-performance, as soon as and to the extent reasonably practicable after it becomes aware of them; (ii) continue to perform those of its obligations under this Agreement which are unaffected by such events; and (iii) use reasonable efforts (it being understood that the Service Provider shall not be obliged to incur additional cost, unless the Service Recipient has agreed to indemnify the Service Provider for such cost before incurred) to minimize and mitigate the likely impact of the failure or mal-performance on the Service Recipient.
Section 7.06    Maintenance Shutdown. The Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities, equipment or systems used for providing any Service whenever, in the Service Provider’s reasonable judgment, such action is necessary or advisable for general maintenance or emergency purposes; provided that the Service Provider will use its commercially reasonable efforts to schedule non-emergency maintenance impacting the Services so as not to materially disrupt the operation of the Service Recipient’s business and the Service Provider will use commercially reasonable efforts to give the Service Recipient advance notice of any planned shutdown. With respect to the Services dependent on the operation of such facilities, equipment or systems, the Service Provider shall be released from its obligations hereunder to provide such Services during the period that such facilities, equipment or systems are shut down. The Service Recipient acknowledges that certain Services may be subject to network, supply, transportation logistics or other delays outside of the Service Provider’s direct control and that the Services may be affected by such network, supply, transportation logistics or other delays in the same manner.
ARTICLE VIII
TERM AND TERMINATION
Section 8.01    Term of Agreement. This Agreement shall be conditional on the Distribution and enter into force on the Distribution Date (the “Effective Date”). This Agreement shall commence on the Effective Date and expire when the last Service Term or Extended Service Term has ended (the “Term”), unless terminated earlier or extended by mutual agreement between the Parties.
Section 8.02    Service Term. Each Service shall commence on the Effective Date (unless a later date is specified in the Service Sheet) and have the duration as specified in the relevant Service Sheet, unless terminated earlier, but shall not exceed twelve (12) months following the Effective Date (the “Service Term”) unless extended pursuant to Section 8.03.
Section 8.03    Service Term Extensions. Service Recipient or Service Provider may request upon at least forty-five (45) calendar days’ prior written notice (in advance of the expiration of the then-current term of a Service) to extend the term of any Service Term on a Service-by-Service basis. Upon such request, the Parties shall negotiate in good faith on an extension of the Service Term for individual Services, subject to (a) the requesting Party solely bearing the cost of any Third Party Consents required to extend such Service and, (b) unless otherwise specified on the Service Sheet for such Service, an increase in Service Charges and

Third Party Supplier Pass Through Costs of twenty-five percent (25%) for each month such Service is extended beyond the initial Service Term (an “Extended Service Term”) and shall amend the Service Term in the respective Service Sheet if and once they have reached mutual consent on such extension; provided that such Extended Service Term shall not exceed the shorter of (x) six (6) months and (y) half the length of the original Service Term. If the Service Recipient desires to extend the provision of Services beyond the Extended Service Term, the Parties may negotiate in good faith on such extensions, but the Service Provider shall not be obligated to grant such extensions.
Section 8.04    Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this Agreement on a Service-by-Service basis upon sixty (60) days’ prior notice (unless a longer notice period is specified for the applicable Service category in the Services Sheets) to Service Provider identifying the particular Service to be terminated and the effective date of termination, which date shall not be later than the end of the applicable Service Term or earlier than sixty (60) days after Service Provider’s receipt of such notice of termination (or such longer notice period as set forth in the Service Sheets), unless Service Provider otherwise agrees in writing. Notwithstanding the foregoing, Service Recipient shall not be able to terminate any individual Service if any non-terminated Services are dependent upon the provision of the Services that Service Recipient is seeking to terminate, unless all such interdependent Services are simultaneously terminated. Service Recipient shall be responsible for all wind-down costs (excluding any employee termination and severance costs of affected personnel), and third-party breakage or termination fees as a result of its early termination of a Service or this Agreement; provided, that, Service Provider shall provide notice of any such costs within fifteen (15) days or receipt of notice of early termination and Service Recipient has not withdrawn its termination notice within five (5) days of receipt of such notice from Service Provider.
Section 8.05    Termination for Cause.
(a)    If either Party materially breaches any of its obligations under this Agreement and such Party does not cure such breach within thirty (30) days after receiving notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, in whole or in part (with respect to the Services to which the breach relates), immediately by providing notice of termination to the Party in breach. Notwithstanding the foregoing, if Service Recipient fails to pay any undisputed amounts for Services provided hereunder when due, and Service Recipient fails to cure its failure to pay such undisputed amounts within fifteen (15) days of receipt of notice thereof from Service Provider, Service Provider may terminate this Agreement, in whole, including the provision of Services pursuant hereto, immediately by providing notice of termination to Service Recipient; provided that Service Provider may not terminate this Agreement or the provision of any Services pursuant hereto for Service Recipient’s failure to pay any amount that is disputed by Service Recipient in good faith. Further, this Agreement may be terminated, effective immediately upon notice, by Service Provider, on the one hand, or by Service Recipient, on the other hand, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.
(b)    Parent may terminate this Agreement in whole by delivering written notice thereof to SpinCo not less than one (1) calendar month prior to the proposed effective date of such termination, such proposed effective date of termination always to be the end of a calendar month, if SpinCo undergoes a change of control, meaning that a Third Party acquires Control over SpinCo or SpinCo has transferred or assigned this Agreement or any rights or obligations thereunder other than in accordance with Section 11.02.
(c)    Where any Force Majeure Event subsists for sixty (60) or more consecutive calendar days, each Party shall be entitled to forthwith terminate the Service Sheet impacted by the Force Majeure Event by giving written notice to the other Party.
Section 8.06    The rights to terminate this Agreement set forth in this Article VIII shall not prejudice any other right or remedy of either Party (including statutory rights) in respect of the breach concerned (if any) or any other breach, to the extent not excluded under other terms of this Agreement.
Section 8.07    Consequences of Termination.
(a)    Upon expiry or termination of this Agreement in whole or in part (with respect to any terminated Services), (i) the Service Recipient shall immediately cease to use the Services affected by such termination or expiry and, (ii) except to the extent required for the performance of its remaining obligations under this Agreement, the Service Provider and the Service Recipient shall at the Service Recipient’s costs: return or deliver to the Service Provider or the Service Recipient, as applicable, all records and documents, including any Service Provider Materials or Service Recipient Materials, as applicable; and expunge all data from any Systems in its possession or control or that of any of its Affiliates containing Confidential Information of the Service Provider or the Service Recipient, as applicable, or, at the Service Provider’s or the Service Recipient’s direction, shall destroy it, and certify that the destruction has taken place. The Service Provider or the Service Recipient returning, expunging or destroying the Confidential Information may retain (A) a copy of the Confidential Information for the purposes of fulfilling, and so long as required by, retention obligations as imposed by any Law or its internal compliance procedures, and (B) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures.
(b)    Upon termination or expiry of the Agreement, the Service Recipient shall pay to the Service Provider all the amounts remaining due (and in case of partial termination the amounts remaining due with respect to the Services terminated), whether invoiced or not. Termination of this Agreement shall not release either Party from any other liability which at the time of termination has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive termination.

ARTICLE IX
DATA
Section 9.01    If the Service Recipient is given access to any of the Service Provider’s Systems or physical facilities in connection with the receipt of the Services, the Service Recipient shall cause the compliance with all of the Service Provider’s Systems security policies, procedures, technical standards and requirements (“Security Policy”). The Service Recipient will use commercially reasonable efforts to ensure that no security or audit measures employed by the Service Provider will be tampered with, compromised or circumvented, it being understood and agreed that if despite use of such commercially reasonable efforts the Service Recipient fails to comply with the Security Policy, then the Service Provider may suspend the Service Recipient’s access to the affected Systems to the extent necessary to preserve the security of the Systems until such time as such non-compliance is cured. The Service Recipient shall ensure that only those Systems of the Service Provider are accessed and used for which the right to access and use has been granted, and that such Systems are only accessed and used to the extent reasonably necessary in connection with the receipt of the Services. The Service Recipient shall ensure that only such personnel that is specifically authorized to have access to the Systems or physical facilities of the Service Provider gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement. The Service Recipient shall promptly notify the Service Provider under the circumstances, but in no event later than the earlier of: (a) when required by Law; or (b) two (2) business days after discovering any unauthorized access or acquisition or suspected unauthorized acquisition of the Service Provider non-public information, or security incident which could result in the misuse or reasonable belief of misuse of identification numbers and passwords by a Service Recipient accessing the Service Provider’s computer systems.
Section 9.02    The Data Protection Agreement in Section 9.02 shall govern processing of personal data under the Agreement and made a part of this Agreement for all purposes as if fully set forth herein.
Section 9.03    The Service Provider shall have no obligation to check, modify or correct the data processed through materials and it shall be the sole responsibility of the Service Recipient to ensure that data as well as the results of the processing carried out through the materials are accurate.
ARTICLE X
CONFIDENTIALITY
Section 10.01    Each Party (“Receiving Party”) undertakes to the other Party (“Disclosing Party”) to treat as confidential all Confidential Information received under or in connection with this Agreement, which the Receiving Party receives, from or through the Disclosing Party either directly or from any other Person which concerns the business, operations, customers or users of the Disclosing Party.
Section 10.02    The Receiving Party may only use the Confidential Information for the purposes of, and in accordance with, the Agreement. The Receiving Party may only provide its employees, directors, subcontractors, professional advisers and Affiliates (“Permitted Users”) with access to the Confidential Information on a strict “need-to-know” basis. The Receiving Party shall ensure that each of its Permitted Users is bound to hold all Confidential Information in confidence to the standard required under the Agreement. Where a Permitted User is not an employee or director of the Receiving Party (and is not under a professional duty to protect confidentiality) the Receiving Party shall ensure that the Permitted User shall, prior receiving the Confidential Information, enter into a written confidentiality undertaking with the Receiving Party on substantially equivalent terms to the Agreement, copy of which shall be provided to the Disclosing Party upon request.
Section 10.03    This Section shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation (other than any information that is transferred to Service Recipient as a transferred asset under the Separation Agreement) or thereafter is independently developed by the Receiving Party without breach of this Agreement; (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this Agreement; or (c) is received from a third party without breach of this Agreement or a confidentiality obligation to the Disclosing Party known to the Receiving Party.
Section 10.04    Each Permitted User may disclose Confidential Information where that Permitted User (or, where the Permitted User is an individual, his or her employer) is required to do so by Law or by any competent court or by any competent regulatory authority. In these circumstances the Recipient shall to the extent permitted by law give the Disclosing Party prompt advance written notice of the disclosure (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where possible) to prevent or control the manner of disclosure by appropriate legal means.
Section 10.05    On termination or expiry of the Agreement, this Article shall remain in full force and effect for three (3) years as from the expiry or the termination of the Agreement and, unless otherwise stated in the Agreement, each Party agrees that it must continue to keep the other Party’s Confidential Information confidential in accordance with this Article X.
ARTICLE XI
GENERAL
Section 11.01    Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this Agreement. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, Service Recipient shall not have any power or authority to bind Service Provider to any contract, undertaking or other engagement with any third party.
Section 11.02    Assignment. Neither Party may assign, delegate or otherwise transfer, in whole or in part, directly or indirectly, by operation of law or otherwise (including by merger,

contribution, spin-off or otherwise) any of its rights, interests or obligations hereunder, without the prior written consent of the other Party; provided, that Parent may, without the prior written consent of SpinCo, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates or to any acquiror or successor to any business or assets used in the provision of the Services; provided, further, that no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment, delegation or transfer in violation of this Section 11.02 shall be null and void.
Section 11.03    Expenses.
(a)    Except as otherwise provided in this Agreement or the Ancillary Agreements, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.
(b)    Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency by wire transfer of immediately available funds.
Section 11.04    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email transmission (so long as confirmation of transmission is electronically or mechanically generated), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.04):
(a)    if to Parent:
BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attention: Legal
Email:     [****]
with a copy, which shall not constitute notice, to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:    Menachem Kaplan
Email:        [****]

(b)    if to SpinCo:
PHINIA Inc.
[●]
[●]
Attention: [●]
Email:     [●]
Section 11.05    Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
Section 11.06    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 11.07    Separation Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation Agreement or constitute a waiver or release by Parent or SpinCo of any liabilities, obligations or commitments imposed upon them by the terms of the Separation Agreement, including the representations, warranties, covenants, agreements and other provisions of the Separation Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Separation Agreement, on the other hand, the Separation Agreement shall control.
Section 11.08    Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parent and SpinCo with respect to the subject matter hereof.

Section 11.09    Governing Law; Dispute Resolution; Jurisdiction.
(a)    This Agreement and all matters, claims, controversies, disputes, suits, Actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the Laws of [●] without giving effect to any choice or conflict of law provision or rule that would cause the application of the Law of any jurisdiction other than those of Delaware.
(b)    In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (a “Dispute”), the Party raising the Dispute shall give written notice (which shall include a detailed description) of the Dispute (the “Dispute Notice”). Following the service of such Dispute Notice, the Parties’ Services Representatives shall attempt to resolve the dispute in good faith within thirty (30) Business Days from and including the date of receipt of the Dispute Notice. If the dispute cannot be resolved by the Parties’ Services Representatives within such thirty (30) Business Day period, the dispute shall be escalated to the executive officers designated by the Parties, who shall then attempt to resolve the dispute in good faith within further twenty (20) Business Days from the escalation (the period commencing from receipt of the Dispute Notice until the expiration of such escalation, the “Negotiation Period”). Neither Party shall commence any Action in accordance with Section 11.09(c) until after having attempted to resolve the Dispute pursuant to this Section 11.09(b). However, in the event of any Action in accordance with Section 11.09(c), (i) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (ii) any contractual time period or deadline under this Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such proceeding has been resolved.
(c)    Subject to Section 11.09(b), any Action by a Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement shall be brought only in the court of Delaware, and such Party (i) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (ii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iii) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 11.10    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.11    Specific Performance. Subject to Section 11.09 and Section 11.10, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived.
Section 11.12    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.13    No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 11.14    Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
- Signature Page follows -

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BorgWarner Inc.

By:
Name:
Title:

PHINIA Inc.

By:
Name:
Title: